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                                                                   EXHIBIT 24(b)


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Radyne Corp. on Form S-8 of our report dated August 23, 1996, except as to Note 12 to the financial statements, the date of which is December 13, 1996 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the United States Bankruptcy Court of the Eastern District of New York entering an order confirming the Company's plan of reorganization which became effective at the close of business on December 16, 1994), appearing in the Annual Report on Form 10-KSB for the year ended June 30, 1996.


DELOITTE & TOUCHE LLP
Phoenix, Arizona
March 7, 1997